Alliance Data NYSE: ADS Private Label Frequently Asked Questions

Forward-Looking Statements Statements contained in this presentation may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to Alliance Data Systems or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including those discussed in our filings with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward- looking statements, whether as a result of new information, future results or otherwise.

What is Private Label Services? Attractive Market - 1998-03: Double-digit Annual Growth for Outsourcers Services: Private Label Processing Customer Care / Call Center Credit: 700 Score, No Sub-Prime Targeting Database Marketing Services Income Streams: Split Between Processing and Credit Clients: Victoria's Secret, Pottery Barn, Abercrombie & Fitch, Ann Taylor, Crate & Barrel, Dress Barn, Eddie Bauer, Fortunoff Market Opportunity: 296 Potential Clients 126 Existing Programs Today (Outsourced and In-House) 73 Alliance Data Clients 4 New Client Adds Per Year

How Big is the Private Label Market? Adding New Clients Expanding Into New Retail Segments Expanding Our Product Offering Consumer Commercial Co-Brand Gift Card Product Expansion Solid Foothold Market Leader Position Emerging Other Outdoor Recreation Hard Goods Jewelry Online/ Catalog Home Furnishings Apparel Consumer Commercial Co-Brand Gift Card Market Expansion New Opportunity Not Applicable

Why is Private Label Different to the Retailers? It is About Repeatable Sales with the Consumer We are Able to Demonstrate to the Retailer that Our Card is Driving Incremental Sales Extension of Our Retailer's Marketing Function Our Contract is with the Retailer, because We have Demonstrated that Sales Increase with a Private Label Card Retailers Want a Good Customer Experience from Beginning to End

Why is Private Label Different to the Consumer? It is Not About the Interest Rate The Card is about the Shopping Experience Our Cardholders Choose to Use Our Cards for the Loyalty Aspect Personalized Touch Database Marketing and Directed Messages If the Consumer was Concerned about the Interest Rate, They would Use Their General Purpose Card

What is the Life Cycle of a Portfolio and How Does That Effect Yield? Start up Program takes Approximately Three Years to Ramp Up Start up Phase is about Building Wallet Share After the Peak, the Portfolio will Hit a Normalized Run Rate Thereafter, We Optimize Client Profitability through Tailored Programs

Will the New Minimum Payment Rules Impact Alliance Data? Simple Answer is No Two Factors Here with the Minimum Payment: Average Balance of Only $300 Minimum Payment of $10 or 3-6% Bankcard Closer to 2-3%

How Do 700 FICO Accounts Generate High Yields? While This May Seem Contradictory, It is Due to the Small Balances Typical on Our Private Label Cards. Our Private Label Cards are an Extension of Our Client's Marketing Function The Majority of the Cards Carry a Fixed APR It is Important to Keep in Mind the Absolute Dollars Involved not just the Percentage 20% Effective Yield on $300 = $5 per Month

What are Zero Credit Limit Balances and What Does It Mean? Zero Credit Limit Accounts are Primarily Accounts That Are or Have Been Two Payments Past Due What is in the "Bucket" Delinquent Accounts Former Delinquent Accounts Customer Requested Closures CCCS Accounts We Actually Zero Out the Credit Limit Balance, not Freeze the Account Allows the Consumer to Avoid the Embarrassment Factor at the Retailer No Internal Workouts; No Installment Loans Not Our Indicator of Future Losses

What Drives Recovery Rates? Recoveries are the Collection of Previously Written-off Balances Re-aging of Accounts All Accounts Written Off if 180-Days Past Due We Manage the Recovery Process In-house Competitive Advantage Our Recovery Rates Consistent Over Last 4 Years Recoveries Recognized Only Upon Receipt of Cash

What is the Intersegment Transfer? We provide a single source private label solution Marketing Processing Customer care Credit We Report the Customer Care, Processing and Marketing in the Transaction Segment and Credit in the Credit Segment Intersegment Pricing is Consistent SEC Reporting is at Market Rate Regulatory Reporting is On a Cost Plus Basis (i.e. not market based)

Any More Color on the Q3 Credit Loss Benefit? Master Trust: Other: Private Conduits and on Balance Sheet ^ 20 bps = 1¢

What is Securitization and Gain on Sale? Securitization is an Off-balance Sheet Financing Vehicle that Provides Alliance Data with the Cheapest Cost of Funding Securitizations are Covered by GAAP and OCC Regulations Gain on Sale is Effectively Any Increase in the I/O Strip and is Primarily the Result of Either New Portfolios that are Securitized Increases or Decreases in Securitized Receivables and/or Excess Spread Gains are Predictable in Our Private Label Portfolio Due to Unique Characteristics of Our Portfolio No Large Swings Reflect Upcoming Cash Flows Cash Flow Period is Relatively Short Six to Eight Months

Services with Pricing Power Long-term Relationships 10 - 12 New Clients per Year 10 - 12 New Clients per Year 10 - 12 New Clients per Year 10 - 12 New Clients per Year Our Keys for Success